UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Modem Media, Inc.

(Name of Registrant as Specified In Its Charter)

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Notes:

April 15, 2003

Dear Stockholder:

We are pleased to invite you to attend Modem Media’s annual meeting of stockholders at 9:30 a.m. on Thursday, April 30, 2003 at our corporate headquarters located at 230 East Avenue in Norwalk, Connecticut. We have enclosed with this proxy statement your proxy voting card, including directions to the meeting, and the company’s 2002 annual report to stockholders for your review.

Business scheduled for the meeting includes the election of directors and the ratification of the appointment of our independent accountants for the fiscal year 2003. Information concerning these matters is included in the notice of annual meeting and proxy statement. At the meeting, we also plan to review our performance during 2002 and intend to answer any questions you may have about the company.

Please complete your proxy card and return it promptly in the pre-paid, self-addressed envelope provided. This will enable us to vote your shares according to your instructions whether or not you plan to attend the meeting.

If you are able to attend, admission to the meeting will be on a first-come, first-served basis and registration will begin at 9:00 a.m. If you are a “street name” holder, please bring a copy of a brokerage statement showing your stock ownership as of the record date.

Sincerely,

MARC C. PARTICELLI Chief Executive Officer and President	G. M. O’CONNELL Chairman of the Board

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

OF MODEM MEDIA, INC.

on

April 30, 2003

At Modem Media’s annual meeting of stockholders to be held at 9:30 a.m. on Thursday, April 30, 2003 at our corporate headquarters located at 230 East Avenue in Norwalk, Connecticut, the following business will be brought before our stockholders:

(1)	the elections of directors: Messrs. Allen, Beeby, Hochhauser, O’Connell, Particelli, Peppers, Seeley, Weber and Zimmel, each to serve until the next annual meeting of stockholders and until their successors are duly elected;

(2)	the ratification of the appointment of PricewaterhouseCoopers LLP as our independent accountants for 2003; and

(3)	any other business properly brought before the annual meeting.

Our board of directors recommends votes in favor of Items 1 and 2.

Stockholders who were record holders at the close of business on March 25, 2003 may vote at the annual meeting or any adjournments thereof. Regardless of the number of shares you own, it is important that your shares be represented.

This proxy statement, proxy card and 2002 annual report to stockholders are being distributed on or about April 15, 2003.

By order of the board of directors,

SLOANE LEVY

Senior Vice President,

General Counsel, Human Resources and

Corporate Secretary

230 East Avenue

Norwalk, Connecticut 06855

April 15, 2003

i

Q & A’s ABOUT THE MEETING

Q:	What will take place at the annual meeting?

A:	At our annual meeting, you will vote on the business matters listed in the preceding notice of meeting, namely (1) the election of nine directors (Messrs. Allen, Beeby, Hochhauser, O’Connell, Particelli, Peppers, Seeley, Weber and Zimmel) and (2) the ratification of the appointment of our independent accountants (PricewaterhouseCoopers LLP). Management will review the company’s performance during 2002 and will answer your questions.

Q:	Who can vote?

A:	Stockholders who were record holders at the close of business on March 25, 2003 are entitled to vote their shares of our common stock held on that date. Each share of common stock outstanding on that date is entitled to one vote. As of March 25, 2003, there were outstanding and entitled to vote at the meeting 25,955,922 shares of our common stock.

Q:	How can I vote if I cannot come to the meeting?

A:	Whether or not you are able to attend the meeting, you may vote your shares by completing, signing and dating the accompanying proxy card and returning it in the prepaid envelope. If you do not mark any selections but return the card signed, your shares will be voted by your proxy (Frank Connolly, our Chief Financial Officer, and/or Sloane Levy, our Corporate Secretary) in favor of the two proposals. If you are a street-name stockholder, you will receive instructions from your bank, broker or other nominee describing how to vote your stock. If you attend the meeting, you may vote in person.

Q:	Can I change my mind after voting?

A:	Yes, you may revoke your proxy before the meeting by writing to our Corporate Secretary stating that you wish to revoke your proxy or by sending another executed proxy card, bearing a later date, to our Corporate Secretary. You also may revoke your proxy by attending the annual meeting and voting in person.

Q:	Who will count the vote?

A:	Representatives of Equiserve Trust Company, NA will tabulate the votes and act as inspectors of election.

Q:	What constitutes a quorum for the meeting?

A:	A quorum is the presence, in person or by proxy, of stockholders holding a majority of the voting power of the shares entitled to vote at the meeting. Abstentions and broker non-votes (which can occur if a “street name” holder does not provide his or her broker with voting instructions) are counted towards a quorum.

Q:	How many votes are needed to approve the proposals?

A:	Directors are elected by a plurality of the votes of the shares present, in person or by proxy, and entitled to vote on the election of directors. This means that assuming a quorum is present at the meeting, the nine director nominees receiving the highest number of all votes cast for directors will be elected. The affirmative vote of at least a majority of the voting power of the shares present, in person or by proxy, and entitled to vote on the subject matter is needed to approve the second proposal. Therefore, abstentions effectively count as votes against the second proposal.

Q:	Who is soliciting my vote and who pays the cost?

A:	Our board of directors is soliciting your proxy. In addition, Georgeson Shareholder Communications, Inc. has been retained to assist us in the distribution of proxy materials and the solicitation of votes at an approximate cost of $6,500, excluding out-of-pocket expenses. Proxies also may be solicited personally, by mail, by telephone, or otherwise by our directors, officers and other employees, without additional compensation. We will pay the cost of preparing, assembling and mailing the proxy materials and will reimburse banks, brokerage firms, custodians, nominees and fiduciaries for their reasonable expenses in sending proxy materials to the beneficial owners of Modem Media stock.

Q:	When are stockholder proposals for the 2004 annual stockholder’s meeting due?

A:	If you wish to include a proposal (including the nomination of persons for election to the board of directors) in the proxy statement for the 2004 annual meeting, your proposal, in writing, must be received by our Corporate Secretary at our principal executive offices no later than January 31, 2004, assuming the date of the 2004 annual meeting is within 30 days of the anniversary of the 2003 annual meeting date. The proposal must comply in all respects with applicable rules and regulations of the United States Securities and Exchange Commission (“SEC”), the laws of the State of Delaware and our by-laws; otherwise, the Chairman of the meeting may refuse to allow the proposal to be brought before the meeting.

Q:	How can I get more information about Modem Media?

A:	You can find more information about the company or may obtain copies of SEC filings by visiting our web site at www.modemmedia.com.

PROPOSALS TO BE VOTED ON

Proposal # 1:     Election of Directors

Our board of directors consists of nine directors each elected to serve until the next annual meeting and until their successors are duly appointed. Robert C. Allen, II, Robert H. Beeby, Richard M. Hochhauser, G. M. O’Connell, Marc C. Particelli, Don Peppers, Larry Weber and Joseph R. Zimmel, all of whom are currently serving as directors, are nominated for election at the 2003 annual meeting to serve until the next annual meeting of stockholders and until their successors are duly elected. Bruce S. Nelson, currently serving as director, will not stand for re-election at our 2003 annual meeting. In addition, Donald L. Seeley, who is not currently serving as a director, is nominated for election at the 2003 annual meeting to serve until the next annual meeting of stockholders and his successor is duly elected. Biographical information for each of the nominees is provided on pages 4 and 5.

If any director is unable to serve his full term, the board of directors may, by resolution, provide for a lesser number of directors or by a majority vote of the directors then in office may designate a substitute. Any director chosen by the board shall hold office for a term expiring at the next annual meeting of stockholders and/or their successors are duly elected.

Our board of directors recommends that the stockholders vote for the election of the nominees to serve until the next annual meeting of stockholders and until their successor are duly elected. The affirmative vote of a plurality of the shares voting at the 2003 annual meeting of stockholders having voting power of the shares present, in person or by proxy, at the meeting is required for the election of each nominee for director. Unless otherwise specified, the proxies received will be voted for the election of the listed nominees.

Proposal # 2:     Ratification of PricewaterhouseCoopers LLP as Independent Accountants

Our audit committee of our board of directors has appointed PricewaterhouseCoopers LLP as the independent accountants to examine our accounts for the 2003 fiscal year. PricewaterhouseCoopers LLP has audited our financial statements since May 28, 2002, when we, as approved by our board of directors and its audit committee, dismissed Arthur Andersen LLP as our independent accountants, as reported on Form 8-K, which we filed with the SEC on May 30, 2002. The reports of Arthur Andersen on our consolidated financial statements for the years ended December 31, 2001 and 2000 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the years ended December 31, 2001 and 2000, and through May 28, 2002, there were no disagreements with Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to Arthur Andersen’s satisfaction, would have caused them to make reference thereto in their report on our consolidated financial statements for such years. Additionally, there were no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K). We provided Arthur Andersen with a copy of the foregoing disclosure in May 2002. Arthur Andersen in a letter dated May 30, 2002 to the SEC, a copy of which was filed with our Form 8-K, set forth its agreement with this disclosure.

In the opinion of our board of directors, its audit committee and management, PricewaterhouseCoopers LLP is well qualified to serve as our independent accountants. A member of PricewaterhouseCoopers LLP will be present at the annual meeting in order to have the opportunity to respond to questions and make a statement if they desire to do so.

Our board of directors recommends that stockholders vote for ratification of the appointment of PricewaterhouseCoopers LLP as our independent accountants for the 2003 fiscal year. In the event that ratification of our audit committee’s selection of accountants is not approved by the affirmative vote of a majority of the voting power of the shares present, in person or by proxy, at the meeting, the selection of independent accountants will be reconsidered by the audit committee of our board of directors.

BOARD OF DIRECTORS

Robert C. Allen, II

Mr. Allen, 35, is currently a Managing Director of ours, a title he has held since November 2001. Mr. Allen was on a personal leave of absence from June 2001 until October 2002, at which time he became a temporary, part-time employee. Mr. Allen served as our President and Chief Operating Officer from November 1998 to November 2001. From October 1996 to November 1998, Mr. Allen was President of one of our divisions. From 1993 to October 1996, Mr. Allen served as a Managing Partner of Modem Media Advertising Limited Partnership (“Modem Media Partnership”). From 1989 to 1992, Mr. Allen was the Director of Business Development of the Modem Media Partnership.

Director since October 1996.

Robert H. Beeby

Mr. Beeby, 71, is the retired President and Chief Executive Officer of Frito-Lay, Inc., a position he held from 1989 to 1991. Between 1984 and 1988, Mr. Beeby was the President and Chief Executive Officer of Pepsi-Cola International. Prior to 1984, Mr. Beeby held a number of senior management positions with Wilson Sporting Goods Company, Pepsi-Cola International and Frito-Lay, Inc. He served as a member of the board of directors of A.C. Nielsen Co. from 1996 to 2000. He is currently a member of the board of directors of Church & Dwight Co. and serves on its compensation committee.

Director since May 1999.

Richard M. Hochhauser

Mr. Hochhauser, 58, is the Chief Executive Officer of Harte-Hanks, Inc., a position he has held since 2002 and is also the President of Harte-Hanks, Inc., a position he has held since 1999. Moreover, Mr. Hochhauser serves as President and Chief Executive Officer of Harte-Hanks Direct Marketing, a division of Harte-Hanks, Inc. Prior to 1999, he served as the Chief Operating Officer of Harte-Hanks, Inc. Between 1996 and 1998, Mr. Hochhauser was the Executive Vice President of Harte-Hanks, Inc. Mr. Hochhauser is a member of the board of directors of Harte-Hanks, Inc. and is a member of the Advisory Council, Center for Direct Marketing of New York University.

Director since May 2001.

G. M. O’Connell

Mr. O’Connell, 41, is currently our Chairman of the Board, a position he has held since November 1998 and has been an employee since 1987. Mr. O’Connell served as our Chief Executive Officer from November 1998 to January 2001. From October 1996 to November 1998, Mr. O’Connell was our President and Chief Operating Officer. From 1987 to October 1996, Mr. O’Connell was a Managing Partner of the Modem Media Partnership, which he co-founded in 1987. Mr. O’Connell is a member of the board of directors of the Direct Marketing Association.

Director since October 1996.

Marc C. Particelli

Mr. Particelli, 58, is currently our Chief Executive Officer, a position that he has held since January 2001, and our President, a position that he has held since November 2001. From 1997 to December 2000, Mr. Particelli was a Partner and Managing Director of Oak Hill Capital Partners, L.P., an investment firm. Between 1994 and 1997, Mr. Particelli was a Managing Director of Odyssey Partners, L.P., an investment partnership. From 1973 to 1994, Mr. Particelli held various positions with Booz Allen & Hamilton, Inc., a management and technology consulting firm. He is a member of the board of directors of EPIX Holding Corp.

Director since January 2001.

Don Peppers

Mr. Peppers, 52, is a founder and partner of the Peppers and Rogers Group, a customer relationship management and consulting company. Prior to establishing the Peppers and Rogers Group in 1994, he was the Chief Executive Officer of Perkins/Butler Direct Marketing, a direct-market advertising agency. Mr. Peppers is a member of the board of directors of DoubleClick, Inc. and is an advisory board member of Internet Capital Group.

Director since May 1999.

Donald L. Seeley

Mr. Seeley, 59, is an adjunct professor of the Finance Department of University of Arizona, a position he has held since 2000. Mr. Seeley retired as Executive Vice President, Chief Financial Officer of True North Communications, Inc. (“True North”) in March 2000, a position he had held since June 1997. Mr. Seeley was the Vice-Chairman of True North from May 1999 to March 15, 2000. From June 1997 to March 15, 2000, Mr. Seeley was Executive Vice President, Chief Financial Officer of True North. From 1993 through June 1997, Mr. Seeley was Chief Executive Officer of The Alexander Consulting Group Inc. Mr. Seeley served on our board of directors from 1998 to 2001, as a designee of True North, which was later acquired by The Interpublic Group of Companies, Inc. (“IPG”) in June 2001. He is currently on the board of directors of Beverly Enterprises, Inc. and serves as the chairman of its audit committee.

Mr. Seeley is nominated for election at our 2003 annual meeting on April 30, 2003.

Larry Weber

Mr. Weber, 47, is currently Chief Executive Officer of the Advanced Marketing Services group of IPG, a position he has held since 1996. In 1987, Mr. Weber founded The Weber Group, a public relations firm focused on technology. IPG purchased the Weber Group in 1996. The group was later merged with Shandwick International’s global organization and subsequently incorporated into the Advanced Marketing Services group of IPG.

Director since October 2001.

Joseph R. Zimmel

Mr. Zimmel, 48, is a retired Advisory Director of the Goldman Sachs Group, a position he held from December 2001 until November 2002. Previously, he was a Managing Director of the Communications, Media & Entertainment Group for the Americas in the investment banking division at Goldman, Sachs & Co., a position he held from 1999 to 2001. Mr. Zimmel also served as a Managing Director and the head of that group from 1992 to 1999. From 1988 to 1992, Mr. Zimmel served as a Managing Director in the firm’s mergers and acquisitions department. Mr. Zimmel is a member of the board of directors of CenturyTel, Inc.

Director since May 1999.

Matters Related to the Solicitation of Directors

Under an agreement dated as of May 4, 1999, as amended on April 26 2000, by and among us, True North, G. M. O’Connell and Robert C. Allen, II, the parties agreed that until True North no longer owns at least 10% of our outstanding capital stock, such parties would take all actions necessary to cause the election of (1) at least one director designated by True North to our board of directors and (2) as long as each of Messrs. O’Connell and Allen serves us as an executive officer, to cause each of their election to our board of directors. On June 22, 2001, IPG acquired True North in a stock transaction that was accounted for under the pooling of interests method. As a result of this acquisition, IPG designated Messrs. Nelson, who will not stand for re-election at our 2003 annual meeting, and Weber for appointment and election to our board of directors. Should Mr. Seeley, who originally served as a designee of True North while serving on our board of directors from November 1998 to October 2001, be elected as our director, he would not serve as a designee of IPG or True North during his upcoming term.

There are no family relationships among any of our directors or executive officers.

Board Meetings Held

Our board of directors held ten meetings during 2002. Each director attended 75% or more of the total meetings of the board of directors and committees of which he was a member.

Board Committees

Audit Committee.    The audit committee makes such examinations as are necessary to monitor our consolidated financial reporting and the external audits of the company and its subsidiaries. The audit committee reviews the adequacy and results of our system of internal accounting controls. The audit committee appoints the independent accountants and reviews the independent accountants’ proposed audit scope and approach as well as the results of the audit engagement. The audit committee provides to our board of directors such additional information and materials as it may deem necessary to make the board of directors aware of significant financial matters that require their attention. The audit committee was formed in May 1999 when our independent directors were elected and a charter was adopted, which was later revised in October 2000. The charter was again revised and was unanimously approved and adopted by our board of directors on March 21, 2003. A copy of the revised charter is attached as Appendix A. The members of the audit committee are Robert H. Beeby, Richard M. Hochhauser and Joseph R. Zimmel. Mr. Zimmel is its chairman. Each member of the audit committee is independent, within the meaning of the National Association of Securities Dealers’ listing standards. In addition, each audit committee member satisfies the audit committee independence standards under SEC rules. The audit committee met eight times during 2002 and took action by written consent once.

Compensation Committee.    The compensation committee reviews and makes recommendations to the full board of directors regarding the compensation policy for our executive officers and directors, the general compensation goals and guidelines for our employees and the criteria by which bonuses to our employees are determined. In addition, the compensation committee is responsible for reviewing and making recommendations to our board of directors regarding the adoption and/or amendment of compensation plans including our stock option and stock incentive plans. The members of the compensation committee are Robert H. Beeby and Don Peppers. Mr. Peppers is its chairman. Each member of the compensation committee is independent, within the meaning of the National Association of Securities Dealers’ listing standards. The compensation committee met three times during 2002 and took action by written consent four times.

Nominating Committee.    In February 2002, our board established a nominating committee, which is primarily responsible for reviewing qualifications of candidates for election by our stockholders to our board of directors and of replacements and/or additional nominees to our board of directors. The nominating committee does take into consideration stockholder nominees for election to the board of directors, if any. Any stockholder who wishes to make a nomination may do so by writing to our Corporate Secretary at our principal executive offices. The members of the nominating committee are Robert H. Beeby and Joseph R. Zimmel. Each member of the nominating committee is independent, within the meaning of the National Association of Securities Dealers’ listing standards. The nominating committee took action by written consent one time during 2002.

Director Compensation

Modem Media directors who are not also employees of ours, or employees or directors of IPG, receive options to acquire 17,500 shares of common stock when they are elected to the board of directors. In addition, such outside directors receive options to acquire 5,000 shares of common stock for each year of service at the time of their re-election. Each director who is not also an employee of ours nor an employee or director of IPG is also paid $1,000 for each board of directors or committee meeting they attend. Upon the board of directors’ recommendation, each director who is not also an employee of ours or an employee or a director of IPG may receive additional compensation for undertaking extra or unusual responsibilities for us, such as service on a special or adhoc committee. In addition to the 5,000 options to acquire our common stock granted upon their re-election as director in May 2002 to Messrs. Beeby, Hochhauser, Peppers and Zimmel, each of them received options to acquire 2,000 shares of our common stock for their services in participating in a special committee in August 2002.

Compensation Committee Interlocks and Insider Participation

Neither of the members of the compensation committee of the board of directors is or has been an officer or employee of ours. Both members of the compensation committee participate in decisions related to compensation of our executive officers. No interlocking relationship exists between our board of directors and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

Certain Relationships and Related Transactions

In 2000, certain of our executive officers and employees were granted 810,000 options, in the aggregate, to purchase shares of CentrPort, Inc. (“CentrPort”), a company in which we own a minority stake, pursuant to the CentrPort, Inc. 2000 Stock Incentive Plan. All of these options were fully vested at the time of grant. As of March 14, 2003, 525,000 of such options were outstanding. Information with regard to options granted to our named executive officers is set forth in the “Summary Compensation Table” on page 14. Pursuant to certain agreements whereby we restructured CentrPort (formerly our majority owned, limited liability corporation) and sold a portion of our ownership in CentrPort to certain third party investors, we designated G.M. O’Connell, our chairman, to be a member of CentrPort’s board of directors. In conjunction with these agreements, we also designated CentrPort as a preferred vendor and committed to resell CentrPort’s products and services during 2001 and 2002 pursuant to a value added reseller agreement. The reseller agreement was restated and extended until March 13, 2005. In regard to these relationships with CentrPort, these executive officers and employees may have conflicts of interest in addressing business opportunities and strategies in circumstances where our and CentrPort’s interests differ.

Mr. Weber has been a director of ours since October 2001. Mr. Weber is a full time employee of IPG and is compensated by IPG in connection with his employment with IPG. IPG beneficially owns 42.8% of our outstanding common stock. Mr. Weber may have a conflict of interest in addressing business opportunities and strategies in circumstances where our and IPG’s interests differ.

In the normal course of business, we and IPG (through True North) have, from time to time, entered into various business transactions and agreements. These transactions include (1) a credit agreement whereby IPG guarantees two leases (one lease for office space at our Norwalk, CT headquarters and one lease for office furniture) on our behalf, pursuant to which IPG is reimbursed by us for certain expenses related to the cost of these guarantees (calculated monthly at 0.5% of the remaining balance of each of these two leases); (2) a sublease with Bozell, Jacobs, Kenyon & Eckhardt, Inc., a subsidiary of IPG, for office space in New York City; and (3) a tax matters agreement whereby we and IPG have agreed to provide for certain unitary state tax-sharing arrangements.

We believe that each of these transactions was made on terms no less favorable than those that we could have obtained from unaffiliated third parties. All future transactions, including loans, between us and our principal stockholders or our affiliates will be approved by our audit committee, and will be on terms equivalent to or better than those that we could obtain from unaffiliated third parties.

STOCK OWNERSHIP

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 14, 2003 for:

•	each person or entity who is known by us to beneficially own five percent or more of the outstanding shares of our common stock;

•	each director and nominee director;

•	each executive officer named in the Summary Compensation Table; and

•	all of our directors, nominee director and executive officers as a group.

Stock Ownership

	Common Stock
Name	Shares Beneficially Owned (1)	Percent of Ownership
Interpublic Group of Companies, Inc. 1271 Avenue of the Americas New York, NY 10020 (2)	11,103,305	42.8%
Strong Capital Management, Inc. 100 Heritage Reserve Milwaukee, WI 53201 (3)	1,912,900	7.4%
Royce & Associates, Inc. 1414 Avenue of the Americas New York, NY 10019 (4)	1,760,600	6.8%
Candlewood Capital Management, LLC 17 Hulfish Street Princeton, NJ 08540 (5)	1,585,500	6.1%
Douglas Ahlers (6)	1,333,748	5.2%
Reid S. Walker and G. Stacey Smith 300 Crescent Court, Suite 880 Dallas, TX 75201 (7)	1,338,609	5.2%
Robert C. Allen, II (8)	834,078	3.2%
Robert H. Beeby (9)(10)	53,000	*
Frank J. Connolly, Jr. (11)	96,620	*
Richard M. Hochhauser (12)	24,500	*
Sloane Levy (13)	86,781	*
David P. Lynch (14)	334,421	1.3%
Bruce S. Nelson (15)	11,103,305	42.8%
G. M. O’Connell (16)	2,468,346	9.2%
Marc C. Particelli (17)(18)	666,865	2.5%
Don Peppers (19)	64,000	*
Don Seeley	20,500	*
Larry Weber (20)	11,103,305	42.8%
Joseph R. Zimmel (21)	56,000	*
All directors, nominee director and executive officers as a group (15 persons) (22)(23)(24)	16,044,762	56.7%

*	Represents less than one percent (1%).

(1)

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of

March 14, 2003 are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name.

(2)	IPG filed a statement with the SEC on Schedule 13G under the Securities Exchange Act of 1934, as amended, disclosing beneficial ownership of greater than 5% of our common stock (11,103,305 shares). These shares are held of record by IPG’s affiliate, True North and its various wholly-owned subsidiaries. According to the statement, IPG has sole power to vote or direct the vote and dispose or direct the disposition of 11,103,305 shares.
(3)	Strong Capital Management, Inc. and Richard S. Strong filed a joint statement with the SEC on Schedule 13G/A under the Securities Exchange Act of 1934, as amended, disclosing beneficial ownership of greater than 5% of our common stock (1,912,900 shares). According to the statement, Strong Capital Management, Inc. and Richard S. Strong have shared power to vote or direct the vote of 1,881,100 shares and dispose or direct the disposition of 1,912,900 shares.
(4)	Royce & Associates, LLC filed a statement with the SEC on Schedule 13G under the Securities Exchange Act of 1934, as amended, disclosing beneficial ownership of greater than 5% of our common stock (1,760,600 shares). According to the statement, Royce & Associates, LLC has sole power to vote or direct the vote and dispose or direct the disposition of 1,760,600 shares.
(5)	Candlewood Capital Management, LLC filed a statement with the SEC on Schedule 13G under the Securities Exchange Act of 1934, as amended, disclosing beneficial ownership of greater than 5% of our common stock (1,585,500 shares). According to the statement, Candlewood Capital Management, LLC has sole power to vote or direct the vote and dispose or direct the disposition of 1,585,500 shares.
(6)	Mr. Ahlers’ beneficial ownership data is based on information we received from Morgan Stanley & Co., Inc. with whom Mr. Ahlers has certain contractual arrangements and from U.S. Trust Corporation with whom Mr. Ahlers maintains an account.
(7)	Reid S. Walker and G. Stacey Smith filed a joint statement with the SEC on Schedule 13G under the Securities Exchange Act of 1934, as amended, disclosing beneficial ownership of greater than 5% of our common stock (1,338,609 shares). According to the statement, Reid S. Walker and G. Stacey Smith are beneficial owners of 1,338,609 shares, which includes (1) 1,074,809 shares owned by WS Capital, L.L.C. and WS Capital Management, L.L.C. (“WSV”) for the accounts of the WSC Master Fund and Walker Smith International and (2) 263,800 shares owned by WSV and WS Ventures Management for the accounts of Opportunity Master Fund and Opportunity International. Messrs. Walker and Smith have sole power to vote or direct the vote and dispose or direct the disposition of 1,074,609 shares and shared power to vote and dispose or direct the disposition of 263,800 shares.
(8)	Includes 361,000 shares of our common stock subject to options, which are exercisable within 60 days of March 14, 2003.
(9)	Includes 2,000 shares of our common stock beneficially owned by Mr. Beeby’s wife.
(10)	Includes 51,000 shares of our common stock subject to options, which are exercisable within 60 days of March 14, 2003.
(11)	Includes 93,332 shares of our common stock subject to options, which are exercisable within 60 days of March 14, 2003.
(12)	Represents 24,500 shares of our common stock subject to options, which are exercisable within 60 days of March 14, 2003.
(13)	Includes 85,333 shares of our common stock subject to options, which are exercisable within 60 days of March 14, 2003.
(14)	Includes 329,806 shares of our common stock subject to options, which are exercisable within 60 days of March 14, 2003.
(15)	Represents 11,103,305 shares of our common stock beneficially owned by IPG and its wholly-owned subsidiaries. Mr. Nelson, who is an employee of IPG, disclaims beneficial ownership of such shares.
(16)	Includes 461,000 shares of our common stock subject to options, which are exercisable within 60 days of March 14, 2003.

(17)	Includes 609,167 shares of our common stock subject to options, which are exercisable within 60 days of March 14, 2003.
(18)	Includes 700 shares of our common stock beneficially owned by Mr. Particelli’s daughter. Mr. Particelli disclaims beneficial ownership of such shares.
(19)	Includes 52,000 shares of our common stock subject to options, which are exercisable within 60 days of March 14, 2003.
(20)	Represents 11,103,305 shares of our common stock beneficially owned by IPG and its wholly-owned subsidiaries. Mr. Weber, who is an employee of IPG, disclaims beneficial ownership of such shares.
(21)	Represents 56,000 shares of our common stock subject to options, which are exercisable within 60 days of March 14, 2003.
(22)	Includes an aggregate of 2,364,304 shares of our common stock subject to options held by our directors and executive officers, which are exercisable within 60 days of March 14, 2003.
(23)	Includes 11,103,305 shares of our common stock held by Messrs. Nelson and Weber each of whom are an employee of IPG, the beneficial owner of such shares. Each of Messrs. Nelson and Weber disclaim beneficial ownership of such shares.
(24)	The address of each of the individuals listed, with the exception of Mr. Nelson and Mr. Weber, is c/o Modem Media, Inc., 230 East Avenue, Norwalk, Connecticut 06855. Messrs. Nelson and Weber’s address is c/o Interpublic Group of Companies, Inc., 1271 Avenue of the Americas, New York, New York 10020.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that our directors, our executive officers and persons who own more than 10 percent of a registered class of our equity securities, file with the SEC initial reports of ownership and reports of change in ownership of common stock and other equity securities of ours. A review of our records indicates that during 2002, all filing requirements pursuant to Section 16(a) relating to our directors and officers were met, except that Mr. David Lynch, Managing Director, North America, did not take into account adjustments in the number of shares due to a 2-1stock split in March 2000 and therefore incorrectly reported his beneficial ownership in a Form 3 filed on June 8, 2001, which error since has been corrected in a Form 3/A filed on March 3, 2003. On March 5, 2003, Mr. Peter Mortiz, Managing Director, Global Business Development, amended his Form 4 originally filed on March 4, 2003 to correct the number of options granted to him on March 3, 2003.

STOCK PRICE PERFORMANCE GRAPH

The graph depicts a comparison of cumulative total stockholder return for our common stock from the initial public offering price of $16 (prior to our March 1, 2000 two-for-one stock split) at the end of each calendar year through December 31, 2002, the Nasdaq Market Index and the S&P 600 SmallCap Index for that same time period and the Hambrecht & Quist Technology Index until December 31, 2001. The graph assumes $100 was invested for the period from February 5, 1999 (the date of our initial public offering) until December 31, 2002 in our common stock, the Nasdaq Market Index and the S&P 600 SmallCap Index.

The Hambrecht & Quist Technology Index ceased publication on April 5, 2002 and therefore could not be used for measurement purposes for the entire period ending December 31, 2002. In order to provide stockholders with a basis against which to evaluate our results consistent with the indices contained in the 2002 Proxy Statement, the graph presents a comparison of our stockholder’s return with S&P 600 SmallCap Index, the index chosen in substitution for the Hambrecht & Quist Technology Index for the period ended December 31, 2002. We selected the S&P 600 SmallCap Index, a broad based index of issuers with similar market capitalizations, because no published industry or line-of-business index is an appropriate standard and the few number of publicly traded companies who may be considered our peers makes a peer group comparison impractical.

EXECUTIVE COMPENSATION

Report of the Compensation Committee

Compensation Committee Objectives and Philosophy

The compensation committee is comprised of two non-employee members of the board of directors. The committee recommends, establishes and approves changes to our compensation policies and programs in addition to administering our stock option and stock incentive plans. The committee is charged with the responsibility of ensuring that our compensation philosophy and executive compensation arrangements reflect the interests of the company and our stockholders.

The executive compensation programs are designed to meet the following objectives:

•	To attract, motivate and retain the management expertise required to achieve the company’s business strategies;

•	To link executive compensation with stockholder value, a shared sense of commitment and the attainment of the company’s strategic business objectives; and

•	To recognize both corporate and individual performance with a competitive total compensation plan using both cash and non-cash awards.

The compensation committee sets the company’s compensation philosophy and oversees compensation levels for executive officers. The compensation philosophy is designed to be competitive within the industry in which the company competes and from which the company recruits its senior executives. The executive compensation program is performance-based with a portion of compensation linked to long-term equity growth and company performance.

Principal Components of Executive Compensation

The three main components of executive compensation are base salary, annual incentive awards and equity participation. In addition, most of the executive officers may elect to purchase our common stock by participating in our Employee Stock Purchase Plan. The compensation committee will periodically review the total compensation package of executive officers to ensure that they are consistent with our compensation philosophy. As part of the review, the compensation committee considers corporate performance, competitive survey results, outside consultants and the recommendations of management.

•	Base Salary: Base salaries of executive officers are reviewed annually and are managed in accordance with our compensation philosophy using measures that include achievement of performance objectives, scope of responsibility and experience, and external salary competitiveness within the industry geographic area and area of the executive’s functional expertise.

•	Annual Incentive: The compensation committee approves the payment of a bonus to each executive officer following the conclusion of each fiscal year. These incentive bonus payments are generally a percentage target of an executive officer’s base salary and may be determined in accordance with the Management Incentive Plan. From time to time, the committee may approve the payment of a portion of annual incentive compensation in the form of equity. For 2002, executive officers’ bonuses were based on consolidated company performance, excluding restructuring charges and certain other items determined by the compensation committee to be non-recurring (“Company Performance Targets”), including revenue targets, earning per share, cash flow and, for some officers, local office revenue and contribution goals or department expense goals. Since some of these goals were not met in 2002, no executive officer received 100% of his or her target bonus. However, due to the company’s performance with respect to the consolidated cash flow targets, a portion of the cash flow targets for all executive officers were achieved. Some executive officers also achieved a portion of their local office targets or a portion or all of their departmental targets.

•

Stock Options:    The compensation committee administers the company’s 1996 and 1997 Stock Option Plans, as well as its 1999 and 2000 Stock Incentive Plans. Prior to the establishment of the compensation committee in February 1999, the full board of directors granted to key executive officers and other employees options to purchase shares of our common stock based upon factors such as responsibilities of the officer, tenure, individual contribution and performance. The compensation committee has applied similar criteria in their determination of grants of stock options. The primary objective of issuing stock options is to provide long-term financial rewards directly linked to market performance of our stock thereby aligning the interests of management and stockholders. It is generally our practice to set stock option exercise prices at 100% of the fair market value on the date of grant. However, because payment for a portion of executive officers’ 2002 bonuses was paid in equity, options were granted at below fair market value as of the date of grant to such executive officers and other key employees.

Option Regrant Programs

In 2001, our board of directors noted that a majority of the stock options issued to employees had exercise prices significantly higher than the market price of our stock at that time. The compensation committee and the board of directors believed that the outstanding options with exercise prices above the market price were no longer an effective tool for incentivizing and retaining employees. Accordingly, the board of directors approved two voluntary stock option exchange programs, the last of which was completed on April 17, 2002 (the “April Stock Exchange Program”). Participating employees in these programs had the opportunity to cancel previously granted options with an exercise price greater than $6.00 per share in exchange for an equal number of new options to be granted at least six months and one day following the date on which the company cancelled the old options. (See “Summary Compensation Table” on page 14.)

Under the April Stock Exchange Program, an equal number of options that were cancelled in October 16, 2001 were granted on April 17, 2002. These replacement options were granted with an exercise price equal to the fair market value of the company’s common stock on that date. No directors or executive officers were eligible to participate in the April Stock Exchange Program. As a result of this program, 75,800 options were cancelled.

Policy with Respect to the $1 Million Deduction Limit

Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended, limits the tax deductibility by a corporation of compensation exceeding $1 million paid to any of its five named executive officers. Compensation that qualifies as “performance based” is excluded from the $1 million limit. The compensation committee expects that the design and administration of the management incentive plan, stock option and stock incentive programs will qualify under Section 162(m). The compensation committee does not expect total cash compensation payable for salaries and bonuses to exceed the $1 million limit; however, the compensation committee reserves the right, under appropriate circumstances, to authorize compensation payments that may not be fully tax deductible by the company.

Compensation of the Chief Executive Officer Serving During 2002

In January 2001, the company entered into a three-year employment agreement with Mr. Particelli providing for a base salary of $500,000, which is Mr. Particelli’s current salary. Mr. Particelli was eligible to receive a target merit bonus of 50% of his base salary and a merit bonus of not less than $150,000 in his first year of employment with the company. Pursuant to the employment agreement, Mr. Particelli also received 850,000 options to purchase common stock of the company at fair market value as of January 15, 2001. Fifteen percent of the options were vested upon grant and 28.3% of the options vest on each of December 31, 2001, December 31, 2002 and December 31, 2003 (See “Executive Compensation—Employment Agreements” on page 19).

Mr. Particelli’s 2002 bonus target was 60% of his base salary based on Company Performance Targets. Based on these Company Performance Targets, Mr. Particelli received $172,659.51 as a bonus for 2002 which was approximately 35% of his 2002 base salary. One-third of Mr. Particelli’s 2002 bonus was paid in the form of stock options issued at below fair market value. These options to purchase 32,934 shares were granted on March 3, 2003 at an exercise price of $0.5825, which options will vest in December 31, 2004. The closing price of the company’s common stock as reported by NASDAQ on March 3, 2003 was $2.33.

Submitted by the compensation committee of the board of directors:

Don Peppers	Robert H. Beeby
Chairman

Summary Compensation Table

The following table sets forth information concerning the compensation received, for each of the last three years, for services rendered to us by Mr. Particelli who served as our Chief Executive Officer during 2002, and each of our other four most highly-compensated executive officers during the year ended December 31, 2002 and whose total compensation in 2002 equaled or exceeded $100,000.

Summary Compensation Table

Name and Principal Positions	Year	Salary	Bonus		Securities Underlying Options(#)		Other
Marc C. Particelli	2002	$500,000	$172,660	(1)	—		—
Chief Executive Officer and President	2001	$481,090	$175,000	(2)	850,000		—
	2000	—	—		—		—

G.M. O’Connell	2002	$300,000	$86,330	(3)	—		—
Chairman	2001	$300,000	$72,000	(4)	100,000	(5)	—
	2000	$300,000	$90,000		300,000	(6)	—

Frank J. Connolly, Jr.	2002	$250,000	$96,377	(7)	80,000		—
Chief Financial Officer	2001	$237,196	$86,083	(8)	100,000		—
	2000	—	—		—		—

David P. Lynch	2002	$250,000	$72,343	(9)	—		—
Managing Director, North America East	2001	$250,000	$30,000	(10)	200,000	(11)	—
	2000	$222,500	$75,650		80,000	(12)	—

Sloane Levy	2002	$215,000	$95,240	(13)	—		—
Senior Vice President, General Counsel, Human	2001	$209,323	$60,284	(14)	76,000	(15)	—
Resources and Corporate Secretary	2000	$182,750	$34,860		115,000	(16)	$6,000	(17)

(1)	One-third of Mr. Particelli’s 2002 bonus was paid in the form of stock options under our 1999 Stock Incentive Plan. As a result, options to purchase 32,934 shares were granted on March 3, 2003 at an exercise price of $0.5825, which vest on December 31, 2004. The closing price as reported by NASDAQ of our common stock was $2.33 on the date of grant.
(2)	One-third of Mr. Particelli’s 2001 bonus was paid in the form of stock options under our 1999 Stock Incentive Plan. As a result, options to purchase 25,926 shares were granted on February 26, 2002 at an exercise price of $0.75, which vest on December 31, 2003. The closing price as reported by NASDAQ of our common stock was $3.00 on the date of grant.
(3)	One-third of Mr. O’Connell’s 2002 bonus was paid in the form of stock options under our 1999 Stock Incentive Plan. As a result, options to purchase 16,467 shares were granted on March 3, 2003 at an exercise price of $0.5825, which vest on December 31, 2004. The closing price as reported by NASDAQ of our common stock was $2.33 on the date of the grant.
(4)	One-third of Mr. O’Connell’s 2001 bonus was paid in the form of stock options under our 1999 Stock Incentive Plan. As a result, options to purchase 10,667 shares were granted on February 26, 2002 at an exercise price of $0.75, which vest on December 31, 2003. The closing price as reported by NASDAQ of our common stock was $3.00 on the date of the grant.
(5)	On May 29, 2001, pursuant to our stock option exchange program, the officer elected to tender his options previously granted on April 27, 2000 in exchange for an equal number of new options, which were granted on November 30, 2001 at the fair market value as of that date. These options were fully vested as of November 30, 2001.
(6)	Of the 300,000 options granted, 100,000 options were granted under our 1999 Stock Incentive Plan, which options were cancelled on May 29, 2001 pursuant to our stock option exchange program (see footnote 5 above). Of the 300,000 options granted, 200,000 options were granted under the CentrPort, Inc. 2000 Stock Incentive Plan. The CentrPort, Inc. 2000 Stock Incentive Plan authorizes the issuance of options to purchase common stock in CentrPort, Inc., a company in which we currently own a minority interest.

(7)	One-third of Mr. Connolly’s 2002 bonus was paid in the form of stock options under our 1999 Stock Incentive Plan. As a result, options to purchase 18,383 shares were granted on March 3, 2003 at an exercise price of $0.5825, which vest on December 31, 2004. The closing price as reported by NASDAQ of our common stock was $2.33 on the date of the grant.
(8)	One-third of Mr. Connolly’s 2001 bonus was paid in the form of stock options under our 1999 Stock Incentive Plan. As a result, options to purchase 12,753 shares were granted on February 26, 2002 at an exercise price of $0.75, which vest on December 31, 2003. The closing price as reported by NASDAQ of our common stock was $3.00 on the date of the grant.
(9)	One-third of Mr. Lynch’s 2002 bonus was paid in the form of stock options under our 1999 Stock Incentive Plan. As a result, options to purchase 13,799 shares were granted on March 3, 2003 at an exercise price of $0.5825, which vest on December 31, 2004. The closing price as reported by NASDAQ of our common stock was $2.33 on the date of grant.
(10)	One-third of Mr. Lynch’s 2001 bonus was paid in the form of stock options under our 1999 Stock Incentive Plan. As a result, options to purchase 4,444 shares were granted on February 26, 2002 at an exercise price of $0.75, which vest on December 31, 2003. The closing price as reported by NASDAQ of our common stock was $3.00 on the date of grant.
(11)	On May 29, 2001, under our stock option exchange program, the officer elected to tender his options granted on July 28, 1999 (200,000 options), in exchange for an equal number of new options, which were granted on November 30, 2001 at the fair market value as of that date. 133,333 of these options were fully vested as of November 30, 2001 and the remainder vested on July 28, 2002.
(12)	Of the 80,000 options granted, 30,000 options were granted on October 12, 2000 under our 1999 Stock Incentive Plan subject to the following vesting schedule: one-third of options vested on each of the first and second anniversaries of the date of grant and the remaining third of the options will vest on October 12, 2003. Of the 80,000 options granted, 50,000 options were granted under the CentrPort Stock Incentive Plan. The CentrPort, Inc. 2000 Stock Incentive Plan authorizes the issuance of options to purchase common stock in CentrPort, Inc.
(13)	One-third of Ms. Levy’s 2002 bonus was paid in the form of stock options under our 1999 Stock Incentive Plan. As a result, options to purchase 18,166 shares were granted on March 3, 2003 at an exercise price of $0.5825, which vest on December 31, 2004. The closing price as reported by NASDAQ of our common stock was $2.33 on the date of grant.
(14)	One-third of Ms. Levy’s 2001 bonus was paid in the form of stock options under our 1999 Stock Incentive Plan. As a result, options to purchase 8,931 shares were granted on February 26, 2002 at an exercise price of $0.75, which vest on December 31, 2003. The closing price as reported by NASDAQ of our common stock was $3.00 on the date of grant.
(15)	On May 29, 2001, under our stock option exchange program, the officer elected to tender her options previously granted on May 17, 1999 (16,000 options), December 6, 1999 (40,000 options) and April 13, 2000 (20,000 options), in exchange for an equal number of new options, which were granted on November 30, 2001 at the fair market value as of that date. 28,002 of these options were fully vested as of November 30, 2001, an additional 37,331 options have vested since November 30, 2001 as follows: on December 6, 2001 (13,332 options); April 13, 2002 (6,667 options), May 17, 2002 (4,000 options); and December 6, 2002 (13,332 options). The remaining options vest according to the following schedule: 6,667 options will vest on April 13, 2003 and 4,000 options will vest on May 17, 2003.
(16)	20,000 stock options were granted on April 13, 2000 under our 1999 Stock Incentive Plan. These 20,000 options were cancelled on May 29, 2001 under our stock option exchange program (see footnote 15 above). 20,000 stock options were granted on October 12, 2000 under our 1999 Stock Incentive Plan subject to the following vesting schedule: one-third of options vested on October 12, 2001 and October 12, 2002, respectively, and the additional third of the options will vest on October 12, 2003. Of the 115,000 options granted, 75,000 options were granted under the CentrPort, Inc. 2000 Stock Incentive Plan. The CentrPort, Inc. 2000 Stock Incentive Plan authorizes the issuance of options to purchase common stock in CentrPort, Inc.
(17)	A recruiting bonus was paid pursuant to the company’s referral hiring program.

Option Grants Table

The following table sets forth information as to options granted to each of the named executive officers during 2002:

Option/SAR Grants in Fiscal 2002

	Number of Securities Underlying Options/ SARs Granted	Percent of Total Options/ SARs Granted to Employees in Fiscal Year	Exercise Price per Share		Fair Market Value of Underlying Security as of Date of Grant(2)	Expiration Date	Potential Realizable Value at Assumed Annual Rate of Stock Appreciation for Option Term(1)
							5%	10%	0%
Marc Particelli	25,926	1.52%	$0.75	(3)	$3.00	02/26/12	$107,247.67	$182,291.60	$2.25

GM O’Connell	10,667	0.63%	$0.75	(3)	$3.00	02/26/12	$44,126.01	$75,002.10	$2.25

Frank Connolly	80,000	4.70%	$3.00	(4)	$3.00	02/26/12	$150,934.71	$382,498.19	$0.00
	12,573	0.74%	$0.75	(3)	$3.00	02/26/12	$52,010.53	$88,403.62	$2.25

David Lynch	4,444	0.26%	$0.75	(3)	$3.00	02/26/12	$18,383.42	$31,246.77	$2.25

Sloane Levy	8,931	0.53%	$0.75	(3)	$3.00	02/26/12	$36,944.72	$62,795.89	$2.25

(1)	The columns labeled 5% and 10% show the hypothetical gains or option spreads of the options granted based on assumed annual compound stock appreciation rates of 5% and 10%, respectively, over the full ten-year term of the options. The column labeled 0% shows the value of the options as of their date of grant as the difference between the fair market value of the underlying security as of the date of grant (see footnote 2 below) and the exercise price of the option. The assumed rates of appreciation are mandated by the rules of the SEC and do not represent our estimate or projection of future common stock prices.
(2)	The fair market value is the closing price as reported by NASDAQ of our common stock on the date of grant.
(3)	Stock options were granted on February 26, 2002 under our 1999 Stock Incentive Plan and will fully vest on December 31, 2003. These options were granted at below fair market value, as determined by the compensation committee of our board of directors.
(4)	Stock options were granted on February 26, 2002 under our 1999 Stock Incentive Plan are subject to the following vesting schedule: one-third vested on February 26, 2003 and an additional third will vest on the each of the second and third anniversaries date of grant.

Option Exercises and Year-End Value Table

The following table sets forth information with respect to option exercises by each of the named executive officers during 2002 as well as unexercised options held by such persons as of December 31, 2002.

Aggregate Stock Option/SAR Exercises in Fiscal 2002 and Fiscal Year-End Value

	Shares Acquired on Exercise (#)	Value Realized	Number of Securities Underlying Unexercised Options/SARs as of December 31, 2002				Value of Unexercised In-the-Money Options/SARs as of December 31, 2002(1)
Name			Exercisable		Unexercisable		Exercisable	Unexercisable
Marc Particelli	0	—	368,305	(2)	507,587	(2)	0	$47,963.10

G.M. O’Connell	0 0	— —	461,000 200,000	(2) (3)	10,667 0	(2)	0 0	$19,733.95 0

Frank J. Connolly, Jr.	0	—	33,333	(2)	159,420	(2)	0	$23,593.05

David P. Lynch	0 0	— —	329,806 50,000	(2) (3)	14,444 0	(2)	$6,032.88 0	$8,221.40 0

Sloane Levy	0 0	— —	78,666 75,000	(2) (3)	26,265 0	(2)	0 0	$16,522.35 0

(1)	Calculated by determining the difference between the exercise price and the fair market value of the securities underlying options. The closing price as reported by NASDAQ of our common stock on

December 31, 2002, $2.60, was used as the fair market value of our common stock on December 31, 2002. The market value of CentrPort, Inc. common stock as of December 31, 2002 was based on the valuation of CentrPort, Inc. as a result of private equity financing by CentrPort, Inc during 2002.

(2)	Represents options to purchase our common stock.
(3)	Represents options to purchase CentrPort, Inc. common stock.

Certain Benefit Plans

We do not have a pension plan for any of our employees located in the United States, including our executive officers. We do offer in the United States a retirement savings plan established pursuant to Section 401(k) of the Internal Revenue Code. Employees may authorize us to make compensation deferral contributions in accordance with Internal Revenue Service regulations. We may make a discretionary pre-tax matching contribution determined annually by the compensation committee of the board of directors to the accounts of employees employed by us as of the last day of the contribution period. We provide certain pension benefits to our international employees.

Stock and Stock Option Plans

The following is a description of our stock-based compensation plans in which any of our executive officers may participate, with the exception of the 2000 Stock Incentive Plan, as described below.

Management Incentive Plan

In 2001, our stockholders adopted the Management Incentive Plan (“MIP”) pursuant to which our senior management may be compensated. The compensation committee administers the MIP. The compensation committee interprets and construes provisions of the MIP, adopts rules for administering the plan and determines grants of equity and cash under the plan. Pursuant to the MIP, the compensation committee in the first 90 days of a performance period will establish the identity of participants in the MIP for that period, goals for these participants and the percentage of these participants’ salaries to be based on these goals. The MIP provides for the award of compensation in common stock, of which 800,000 shares were made available, and cash of up to $2.5 million per participant per year. The allocation of an award between stock and cash is at the discretion of the compensation committee. The compensation committee will determine the amount of award a participant has earned within 90 days of the end of the performance period. As of March 14, 2003, no common stock has been issued under the MIP; however, 800,000 shares remain available for issuance under this plan.

2000 Stock Incentive Plan

In 2000, we adopted the Modem Media . Poppe Tyson, Inc. 2000 Stock Incentive Plan, pursuant to which a total of 3,000,000 shares of common stock have been reserved for issuance in order to attract, retain and provide additional incentive to our directors, employees (excluding executive officers) and consultants. Under the 2000 Stock Incentive Plan, we may grant stock options (including incentive stock options and nonqualified options), stock appreciation rights, restricted stock, merit awards, performance awards and other stock-based awards to our employees and consultants. The 2000 Stock Incentive Plan is administered by our board of directors or a compensation committee consisting of two or more independent directors. Our board of directors or compensation committee interprets and construes provisions of the 2000 Stock Incentive Plan, adopts rules for administering the plan and determines grants of equity awards under the plan. As of March 14, 2003, only awards in the form of stock options have been granted under the 2000 Stock Incentive Plan. As of March 14, 2003, options to purchase an aggregate of 524,000 shares of common stock have been granted under the 2000 Stock Incentive Plan, of which 122,399 options are outstanding. Under the terms of the 2000 Stock Incentive Plan, if within one year following our change of control a participant’s employment is terminated involuntarily by us, other than for cause, then each outstanding option held by the participant will vest automatically and become fully exercisable.

1999 Stock Incentive Plan

In 1999, we adopted the Modem Media . Poppe Tyson, Inc. 1999 Stock Incentive Plan, pursuant to which a total of 3,000,000 shares of common stock have been reserved for issuance in order to attract, retain and provide additional incentive to employees, executive officers, directors and consultants. Under the 1999 Stock Incentive Plan, we may grant stock options (including incentive stock options and nonqualified options), stock appreciation rights, restricted stock, merit awards, performance awards and other stock-based awards to our employees, directors and consultants. The 1999 Stock Incentive Plan is administered by our board of directors or a compensation committee consisting of two or more independent directors. Our board of directors or compensation committee interprets and construes provisions of the 1999 Stock Incentive Plan, adopts rules for administering the plan and determines grants of equity awards under the plan. As of March 14, 2003, only awards in the form of stock options have been granted under the 1999 Stock Incentive Plan. As of March 14, 2003, options to purchase an aggregate of 6,377,625 shares of common stock have been granted under the 1999 Stock Incentive Plan, of which 2,574,309 options are outstanding. Under the terms of the 1999 Stock Incentive Plan, if within one year following our change of control, a participant’s employment is terminated involuntarily by us, other than for cause, then each outstanding option held by the participant will vest automatically and become fully exercisable.

1997 Stock Option Plan

In 1997, we established the Modem Media . Poppe Tyson, Inc. 1997 Stock Option Plan, which was amended on December 11, 1998, pursuant to which a total of 6,080,000 shares of common stock have been reserved for issuance to provide additional incentive to our employees, officers, directors and consultants. Pursuant to the 1997 Stock Option Plan, we may grant stock options (including incentive stock options and nonqualified options) and stock purchase rights to our employees, officers, directors and consultants. Our board of directors or compensation committee interprets and construes provisions of the 1997 Stock Option Plan, adopts rules for administering the plan and determines grants of equity awards under the plan. As of March 14, 2003, options to purchase an aggregate of 8,610,802 shares of common stock had been granted under the 1997 Stock Option Plan, of which 3,352,591 options are outstanding. In connection with our transfer to True North, which was acquired by IPG in June 2001, of the non-strategic digital interactive marketing operations originally contributed by True North to us, IPG (through True North) has agreed to satisfy options to purchase up to an aggregate of 579,032 shares of common stock held under the 1997 Stock Option Plan. Accordingly, upon exercise of such options, the exercise price will be paid to IPG and IPG will surrender an equivalent number of shares of our common stock to us. As of March 14, 2003, options to purchase 184,226 shares of common stock remain outstanding to be satisfied by IPG. The 1997 Stock Option Plan provides that if we are acquired or merge with another entity or transfer all or substantially all of our assets, then each outstanding option will vest automatically and become fully exercisable unless the successor entity assumes such option or stock purchase right or replaces it with a comparable option or right.

Modem Media Advertising Limited Partnership 1996 Option Plan

In 1996, the Modem Media Partnership established the Modem Media Advertising Limited Partnership 1996 Option Plan pursuant to which units (“Units”) representing assignments of beneficial ownership of the Modem Media Partnership were reserved for issuance to provide additional incentives to the Modem Media Partnership’s key employees, consultants, officers and directors. The Modem Media Partnership ceased to have its own separate existence prior to our initial public offering in February 1999 and the terms and the conditions of the 1996 Option Plan were assumed by us. Pursuant to the terms of the 1996 Option Plan, Units acquired under the plan were converted into shares of common stock and options to acquire Units were converted into options to acquire our common stock. The 1996 Option Plan is administered by our board of directors and the compensation committee of the board of directors. As of March 14, 2003, options to purchase an aggregate of 690,492 shares of our common stock had been granted under the 1996 Option Plan, of which 90,630 options are outstanding. All of such options are currently vested. For the ninety-day period following an option holder’s termination of employment, we have the right to repurchase all options held by the option holder under the 1996 Option Plan at a price equal to the fair market value of the options as of the date of notice of repurchase. As of March 14, 2003, all available options had been granted under the 1996 Option Plan.

Vivid Plan Holdings, Inc. 1999 Stock Incentive Plan

As a result of our acquisition of Vivid Holdings, Inc. (“Vivid”) in 2000, we assumed the outstanding options of Vivid that were granted pursuant to the Vivid Holdings, Inc. 1999 Stock Incentive Plan (the “Vivid Plan”). As a result, shares of Modem Media’s common stock are issued upon exercise of options granted under the Vivid Plan. The Vivid Plan authorized grants of stock options (including nonstatutory options and incentive stock options) and common stock of Vivid. As of March 14, 2003, options to purchase an aggregate of 1,218,396 shares of common stock had been granted under the Vivid Plan, of which 42,911 options are outstanding. Since the acquisition there have been no grants pursuant to the Vivid Plan and there will be no further grants under this plan.

Employee Stock Purchase Plan

Our 1999 Employee Stock Purchase Plan (“ESPP”) was adopted by our board of directors in February 1999. A total of 1,900,000 shares of our common stock have been reserved for sale. The ESPP, which is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code, provides for consecutive, overlapping 24-month offering periods. Each offering period contains four six-month purchase periods. Offering periods begin on the first trading day on or after February 15 and August 15 of every year and terminate 24 months later. Employees are eligible to participate if they are employed by us or one of our subsidiaries designated by the board of directors for at least 20 hours per week and for more than five months in any calendar year. The ESPP permits eligible employees to purchase our common stock through payroll deductions, which may not exceed 15% of an employee’s compensation, subject to certain limitations.

Each participant is granted an option to purchase stock on the first day of the six-month purchase period and such option will be automatically exercised on the last date of each purchase period. The purchase price of each share of our common stock under the ESPP is equal to 85% of the lesser of the fair market value per share of our common stock on the start date of that offering period or on the date of the purchase. Employees may modify or end their participation in the offering at any time during the offering period or on the date of purchase, subject to certain limitations. Participation ends automatically on termination of employment with us.

CentrPort, Inc. 2000 Stock Incentive Plan

In 2000, some of our employees, including, Messrs. O’Connell, Lynch and Ms. Levy, were granted options to purchase shares of CentrPort, Inc., a company in which we own a minority stake, pursuant to the CentrPort, LLC 2000 Incentive Option Plan, which is now the CentrPort, Inc. 2000 Stock Incentive Plan. All CentrPort options granted to our employees were fully vested at the time of grant. Until CentrPort is a publicly traded company, CentrPort can repurchase vested options upon an employee’s termination of employment with us.

Employment Agreements

In January 2001, we entered into a three-year employment agreement with Mr. Particelli, providing for a base salary of $500,000. Mr. Particelli is eligible to receive a target merit bonus of at least 50% of his base salary. Pursuant to the employment agreement, Mr. Particelli also received 850,000 options (“Initial Options”) to purchase our common stock at fair market value as of January 15, 2001. 15% of the Initial Options were vested upon grant and 28.3% of the Initial Options vest on each of December 31, 2001, December 31, 2002 and December 31, 2003. The Initial Options also will fully vest upon the occurrence of (1) termination of his employment by us without cause or by him for good reason within 18 months of a change of control; (2) after August 15, 2002 termination of his employment by him for good reason or termination by us without cause; or (3) Mr. Particelli’s death or disability. We may terminate the agreement upon thirty (30) days written notice. If we terminate the agreement without cause or if Mr. Particelli terminates the agreement for good reason, we will pay (1) Mr. Particelli severance benefits of the lesser of (a) three times his current base salary and any merit bonus that would have been otherwise due or (b) the base salary and bonus that would have been due for the rest of the term of the agreement and (2) medical/dental benefits for one year. If we do not continue Mr. Particelli’s employment after December 31, 2003, we will pay severance to Mr. Particelli of the greater of (a) severance under our policy or (b) one year of base salary and any accrued bonus. If we continue Mr. Particelli’s employment after December 31, 2003, (1) either party may terminate the employment upon thirty (30) days written notice and (2) if such termination is for good reason by Mr. Particelli or without cause by us, then we will pay Mr. Particelli the greater of (a) our policy severance or (b) one year of base salary and a pro rata portion of any merit bonus earned prior to the date of termination. Options to purchase our common stock granted to Mr. Particelli in February 2002 and March 2003 will vest upon (1) termination of his employment by him for good reason within 18 months of a change of control or (2) upon termination of his employment by us without cause within 18 months after a change of control. Mr. Particelli also has agreed to certain confidentiality, non-competition and non-solicitation provisions.

In December 1996, we entered into a five-year employment agreement with Mr. O’Connell which was amended and restated on November 25, 1998, providing for an initial annual base salary of $300,000, subject to increases at the discretion of our board of directors. Mr. O’Connell currently receives a base salary of $320,000. As of December 31, 2001, this employment agreement continues until terminated by either Mr. O’Connell or us upon thirty (30) days written notice. Options to purchase our common stock granted to Mr. O’Connell in February 2002 and March 2003 will vest upon (1) termination of his employment by him for good reason within 18 months of a change of control or (2) upon termination of his employment by us without cause within 18 months after a change of control. Mr. O’Connell also has agreed to certain confidentiality, non-competition and non-solicitation provisions.

In January 2001, we entered into an employment agreement with Mr. Connolly, providing for a base salary of $250,000. Mr. Connolly currently receives a base salary of $255,000. Pursuant to the employment agreement, Mr. Connolly also received 100,000 options to purchase our common stock at fair market value as of the date of grant, one-third of which will vest on each of the first, second and third anniversaries of the date of grant. This agreement may be terminated by either party upon notice, provided that if Mr. Connolly terminates the agreement for good reason or we terminate the agreement without cause, we will pay Mr. Connolly severance benefits of twelve months of base salary, Cobra benefits for one year or until Mr. Connolly becomes eligible for benefits at another employer and any merit bonus which otherwise would be due within sixty days of the date of his termination. Stock options granted to Mr. Connolly under this agreement and options granted in February 2002 and March 2003 will vest upon (1) termination of his employment by him for good reason within 18 months of a change of control or (2) upon termination of his employment by us without cause within 18 months after a change of control. Mr. Connolly also has agreed to certain confidentiality, non-competition and non-solicitation provisions.

In February 1996, we entered into an agreement with Mr. Lynch, providing for an initial base salary of $125,000. Mr. Lynch currently receives a base salary of $260,000. We can terminate this agreement upon written notice, provided that if we terminate his employment without cause, he is entitled to receive severance benefits equal to one years base salary and continuation of plan benefits and insurance coverage for one year. With regard to unvested options to purchase our commons stock held by Mr. Lynch, upon (1) termination of his employment by him for good reason within 18 months of a change of control or (2) upon termination of his employment by us without cause within 18 months after a change of control, any of such outstanding, unvested options will vest. Mr. Lynch also has agreed to certain confidentiality, non-competition and non-solicitation provisions.

In April 1999, we entered into an employment agreement with Ms. Levy for an initial base salary of $170,000. Ms. Levy currently receives a base salary of $222,000. Pursuant to this employment agreement, if we terminate Ms. Levy’ s employment without cause, she is entitled to receive severance benefits equal to one year of base salary plus any other payments to which she may be entitled at that time. With regard to unvested options to purchase our common stock held by Ms. Levy, upon (1) termination of her employment by her for good reason within 18 months of a change of control or (2) upon termination of her employment by us without cause within 18 months after a change of control, any of such outstanding, unvested options will vest. Ms. Levy also has agreed to certain confidentiality, non-competition and non-solicitation provisions.

Indebtedness of Management

None of our directors or executive officers are or were indebted to us or any of our subsidiaries at any time since January 1, 2002.

REPORT OF THE AUDIT COMMITTEE

The audit committee is currently composed of three non-employee members of the board of directors. Each member is independent as defined under Rule 4200(a)(15) of the National Association of Securities Dealers’ listing standards and under the SEC rules.

On March 13, 2003, the committee adopted a revised written charter. The charter charges the committee with the primary responsibilities of providing assistance to the board of directors in its oversight responsibilities by retaining and supervising the company’s independent accountants, reviewing the company’s financial statements, monitoring the corporate financial reporting and internal and external controls regarding finance, accounting, legal compliance and ethics, reviewing and approving any conflicts of interests for directors and officers, approving any waivers to the company’s Code of Conduct and Ethics for directors and officers, providing the board of directors with the results of its examinations and recommendations, outlining to the board of directors improvements made or to be made in internal accounting controls, establishing procedures for handling financial related complaints, and providing the board of directors with additional materials and information as necessary to make the board aware of significant financial matters requiring the board of directors’ attention.

The committee met eight times during the course of 2002. On March 3, 2003, the committee conducted a review of the company’s audited financial statements for 2002 and audit findings. On that date, the committee discussed in detail the audited financial statements with members of the company’s management. The committee also met with the independent accountants without management. The committee also has discussed with the company’s current independent accountants, PricewaterhouseCoopers LLP, matters required to be discussed with audit committees under auditing standards, including among other things, matters related to the conduct of the audit of the company’s consolidated financials as required by Statement of Auditing Standards No. 61 (Communications with Audit Committees). In addition, the committee has discussed with PricewaterhouseCoopers LLP their independence from management and us, as well as the matters in the written disclosures received from PricewaterhouseCoopers LLP and required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

The committee also reviewed, among other things, the following amount of fees paid to PricewaterhouseCoopers LLP for audit and non-audit services rendered for the year ended December 31, 2002:

Audit Fees.    The aggregate fees billed for professional services rendered for the audit of the company’s annual financial statements for the year 2002, reaudit of our financial statements of the fiscal years 2000 and 2001, and the reviews of the financial statements included in our Forms 10-Q for 2002, a statutory audit in the United Kingdom and assistance with a proposed registration statement were approximately were $ 544,000.

Audit Related Fees.    The aggregate fees billed for professional services rendered relating to an employee benefit plan audit were approximately $15,000.

Tax Related Fees.    The aggregate fees billed for professional services rendered relating primarily to tax compliance consulting were approximately $94,000.

Financial Information Systems Design and Implementation Fees.    There were no fees billed for professional services described in Paragraph (c)(4)(ii) of Rule 2-01 of Regulation S-X.

All Other Fees.    The aggregate fees billed for other services rendered other than the fees mentioned in the preceding paragraphs were approximately $5,000.

Based on the review and discussions referred to above, the committee recommended to the board of directors, and the board of directors has approved, that the audited financial statements be included in the company’s annual report on Form 10-K for 2002 for filing with the SEC. The committee has selected, and the board of directors has ratified the selection of, the company’s independent accountants.

Submitted by the audit committee of the board of directors:

Joseph R. Zimmel	Robert H. Beeby	Richard M. Hochhauser
Chairman

ADDITIONAL INFORMATION

As of the date of this proxy statement, we know of no matters to be presented at the meeting other than the items referred to on the notice of proxy. If any other business is properly brought before the meeting, the holders of the proxies will vote and act with respect to the business in accordance with their best judgement. Discretionary authority to do so is conferred by the enclosed proxy.

APPENDIX A

Modem Media, Inc.

A Delaware corporation

(the “Company”)

Audit Committee Charter

Adopted March 21, 2003

Purpose

The Audit Committee is created by the Board of Directors of the Company (the “Board”) to:

•	assist the Board in its oversight of

•	the integrity of the financial statements of the Company;

•	the qualifications, independence and performance of the Company’s independent auditors;

•	compliance by the Company with legal and regulatory requirements; and

•	providing the Board such additional information and materials as it deems necessary to make the Board aware of significant financial matters that require the attention of the Board; and

•	prepare the audit committee report that Securities and Exchange Commission rules require to be included in the Company’s annual proxy statement.

In addition, the Audit Committee will undertake those specific duties and responsibilities enumerated below and such other duties as the Board from time to time may prescribe.

Membership

The Audit Committee shall consist of at least three members, comprised of independent directors meeting the independence requirements of Nasdaq, and applicable laws and regulations. Each member of the Committee shall have an understanding of fundamental financial statements and at least one member shall be financially sophisticated in accordance with Nasdaq rules. Additionally, as of the Company’s annual meeting in 2004 at least one member of the Committee shall be a financial expert as defined under the applicable SEC regulations. The Nominating Committee shall recommend nominees for appointment to the Audit Committee annually and as vacancies or newly created positions occur. Audit Committee members shall be appointed by the Board and may be removed by the Board at any time. A chairperson of the Audit Committee may be elected by a majority vote of the members of the Committee or by the Board.

Authority and Responsibilities

In addition to any other responsibilities that may be assigned from time to time by the Board, the Audit Committee is responsible for the following matters:

Independent Auditors

•	The Audit Committee has the sole authority to appoint, retain, oversee and terminate the independent auditors of the Company (subject, if applicable, to shareholder ratification), including sole authority to approve all audit engagement fees. As part of such oversight, the Audit Committee shall review and approve the scope of the independent auditors’ annual audit plan.

•

The Audit Committee shall pre-approve each non-audit service that is allowable under applicable laws and regulations to be provided by the Company’s independent auditors. The Audit Committee may consult with management in the decision making process regarding such non-audit services, but may not delegate this authority to management. The Audit Committee may, from time to time, delegate its authority to pre-approve non-audit services on a preliminary basis to one or more Audit Committee members, provided that such designees present any such approvals to the full Audit Committee at the next Audit Committee meeting.

•	The Audit Committee shall evaluate the independent auditors’ independence, including, by having the independent auditors provide a written report to the committee describing all relationships between the independent auditors and the Company, consistent with Independence Standards Board Standard 1 and engaging in a dialogue with the independent auditors with respect to any relationships or services that could impact the objectivity and independence of the independent auditor.

•	The Audit Committee shall review and discuss as required with the independent auditors

•	the critical accounting policies and practices of the Company;

•	whether Section 10A of the Securities Exchange Act of 1934 has been implicated;

•	audit problems or difficulties and management’s response thereto, including those matters required to be discussed with the Audit Committee by the auditors pursuant to Statement on Auditing Standards No. 61; and

•	suggested changes to the Company’s auditing and accounting principles and practices.

Financial Statements; Disclosure and Compliance Matters

•	The Audit Committee shall review:

•	the annual audited financial statements, prior to the Company’s filing of its Form 10-K;

•	the quarterly financial statements, prior to the Company’s filing of its Form 10-Q;

•	quarterly financial results before they are released to the public;

•	any major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles;

•	with the Company’s counsel, legal compliance matters and policies and any legal matters; if necessary, institute special investigations and, if appropriate, hire special counsel or experts to assist in such investigations; and

•	regulatory and accounting initiatives or actions applicable to the Company (including any SEC investigations or proceedings).

•	The Audit Committee shall review with the CEO and CFO of the Company, based on their evaluation of the Company’s disclosure controls and procedures, all significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data; and any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.

•	The Audit Committee shall establish procedures for:

•	the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and

•	the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

•	The Audit Committee shall review any significant complaints regarding accounting, internal accounting controls or auditing matters received pursuant to such procedures.

•	The Audit Committee shall review the Company’s Code of Conduct and Ethics and approve any waivers to this code for an executive officer or director.

•	The Audit Committee shall review and approve any and all related party arrangements and agreements and all potential conflicts of interests of directors and officers brought to their attention.

Reporting to the Board

•	The Audit Committee shall report to the Board quarterly or more if the committee determines it is appropriate to do so. This report may include a review of any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the qualifications, independence and performance of the Company’s independent auditors, and any other matters that the Audit Committee deems appropriate or is requested to be included by the Board.

•	The Audit Committee shall review and assess the adequacy of this charter on at least an annual basis and recommend any proposed changes to the Board.

Procedures

The Audit Committee shall meet as often as it determines is appropriate to carry out its responsibilities under this charter, but not less frequently than quarterly. The Chairman of the Audit Committee, in consultation with the other committee members, shall determine the frequency and length of the committee meetings and shall set meeting agendas consistent with this charter.

The Audit Committee shall meet separately, periodically, with management and with the independent auditors. The Audit Committee also shall meet, at least quarterly, without management.

The Audit Committee is authorized (without seeking Board approval) to retain special legal, accounting or other advisors and may require any officer or employee of the Company or the Company’s outside counsel or independent auditors to meet with any members of, or advisors to, the Audit Committee as it deems appropriate to conduct its own investigations. The Audit Committee may delegate this authority to conduct an investigation to any individual member of the Audit Committee.

The Audit Committee shall maintain written minutes of its meetings, which minutes shall be filed with the minutes of the meetings of the Board.

The Audit Committee may delegate its authority to subcommittees or individuals on the Audit Committee, to the extent allowable under law, when it deems appropriate and in the best interests of the Company.

Limitations Inherent in the Audit Committee’s Role

It is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with GAAP. Furthermore, while the Audit Committee is responsible for reviewing the Company’s policies and practices with respect to risk assessment and management, it is the responsibility of the CEO and senior management to determine the appropriate level of the Company’s exposure to risk.

                DIRECTIONS TO THE ANNUAL MEETING OF STOCKHOLDERS

LOCATION: 230 East Avenue
          Norwalk, CT 06855
          (203) 299-7000

FROM I-95:
----------
Get off at Exit 16.
If traveling southbound, make a left off the exit ramp onto East Avenue.
If traveling northbound, make a right off of the exit ramp onto East Avenue.
Continue straight for about 1/2 mile. You will see a train track underpass.
Make the next right after the underpass into the parking lot.
Continue into the parking lot and bear to the right (the train station will be on your right).
Go towards the back of the lot and park in the "Visitor's Section" just to the left of the building.

MERRITT PARKWAY (Route 15):
---------------------------
Take Exit 41.
If traveling southbound, turn right off exit ramp; if traveling northbound, turn left.
You will be on Route 33 (this road turns into Route 136, then Saugatuck Avenue).
Continue straight (through the Route 1 intersection and under Route 95) until the road ends at a light.
Continue straight though the light into the parking lot and bear to the right
(the train station will be on your right).
Go towards the back of the lot and park in the "Vistor's Section" just to the left of the building.

METRO NORTH TRAIN (Short Walking Distance):
-------------------------------------------
Take the Metro North Railroad "New Haven Line".
Get off at the "East Norwalk" train station.
The Modem Media office building is located on the south side of the railroad tracks.
If arriving from points south (New York), simply walk across the parking lot and to the office.
If arriving from points north (New Haven), you must walk next to the road, under the tracks, and then to your right is the office.

 [MDMCM - MODEM MEDIA, INC.] [FILE NAME: ZMDMC2.ELX] [VERSION - (2)] [03/28/03]
                                [orig. 03/27/03]
                                                                          ZMDMC2
                                  DETACH HERE

                               MODEM MEDIA, INC.
P                                230 East Avenue
R                           Norwalk, Connecticut 06855
O
X          This Proxy is solicited on behalf of the Board of Directors.
Y

     The undersigned appoints Frank Connolly, Jr. and Sloane Levy as proxies, with power of substitution, to vote all shares of Modem Media, Inc. (Modem
Media) common stock of the undersigned held as of March 25, 2003 at the Annual
Meeting of Stockholders to be held at our corporate headquarters located at 230
East Avenue, Norwalk, CT at 9:30 a.m. on April 30, 2003 and at any adjournment thereof. If no direction is made as to the manner of voting, the proxy will be voted for the nominees listed in Item 1 and in favor of Item 2.

To elect the nine nominees for director of Modem Media, Inc. listed below.

NOMINEES FOR DIRECTOR:

(01) Robert C. Allen, II, (02) Robert H. Beeby, (03) Richard M. Hochhauser,
(04) Gerald M. O'Connell, (05) Marc C. Particelli, (06) Don Peppers,
(07) Larry Weber, (08) Joseph Zimmel and (09) Donald L. Seeley.

     Should the undersigned be present and elect to vote at the Annual Meeting or any adjournment thereof and after notification of the Corporate Secretary of
Modem Media, Inc. of the stockholder's decision to terminate this proxy, this proxy shall be deemed terminated. This proxy may also be revoked by written notice to the Corporate Secretary prior to the Annual Meeting.

     Please sign and date this card on the reverse side and return promptly in the envelope provided.

HAS YOUR ADDRESS CHANGED?               DO YOU HAVE ANY COMMENTS?

------------------------------------    ---------------------------------------

------------------------------------    ---------------------------------------

------------------------------------    ---------------------------------------

MODEM MEDIA, INC.

C/O EQUISERVE TRUST COMPANY, N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694

 [MDMCM - MODEM MEDIA, INC.] [FILE NAME: ZMDMC1.ELX] [VERSION - (2)] [03/28/03]
                                [orig. 03/27/03]
                                                                          ZMDMC1
            DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

[X] Please mark
    votes as in
    this example.

This Proxy when properly executed will be voted in the manner directed by the undersigned stockholder. If no direction is made, this proxy will be voted FOR the nominees listed in Item 1 and FOR Item 2.

1. Election of Directors.
   (Please see reverse)
                        FOR   WITHHELD
                        [ ]      [ ]

            [ ]
               ----------------------------------------------------------------
               For, except withheld from the nominees written on the line above.

2. Proposal to ratify the appointment of          FOR    AGAINST  ABSTAIN
   PricewaterhouseCoopers LLP as the Company's    [ ]      [ ]      [ ]
   independent accountants for 2003.

3. In their discretion on such other business as may properly come before the meeting or any adjournments thereof.

Mark box at right if you plan to attend the Annual Meeting.        [ ]

Mark box at right if an address change or comment                  [ ]
has been noted on the reverse side of this card.

Please sign exactly as name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give full title. If shares are held jointly, each holder must sign.

Please complete, date, sign and mail this proxy promptly in the enclosed postage-prepaid envelope.

Signature:                 Date:        Signature:                 Date:
          ----------------      -------           ----------------      -------